EXHIBIT 99

For Immediate Release	Contact: Karen A. Warren (Investor Relations)
February 6, 2006	401-727-5401
Wayne S. Charness (News Media)
401-727-5983

Hasbro Reports Strong Fourth Quarter and Full Year 2005 Results

Fourth Quarter Highlights

•

Net earnings per diluted share of $0.48 (including a repatriation tax cost of $0.13) vs. prior year of $0.44;

•

Net revenues increased 1.2% to $1.1 billion or 3.2% in local currency;

•    Continuing strong performance from STAR WARS drove revenue increases of 15.9% in U.S. Toys segment.

Full Year Highlights

•

Net earnings per diluted share of $1.09 (including a repatriation tax cost of $0.13) vs. prior year of $0.96;

•

Net revenues of $3.1 billion, up 3% for the year;

•

STAR WARS exceeded Company expectations, generating $494.1 million in global revenue;

•

Strong operating cash flow over the last 12 months of $496.6 million.

Pawtucket, RI (February 6, 2006) -- Hasbro, Inc. (NYSE: HAS) today reported its 2005 full year and fourth quarter results.  For the year, the Company reported net earnings of $212.1 million or $1.09 per diluted share, compared to $196.0 million or $0.96 per diluted share in 2004.  Excluding the $25.8 million impact of the tax on the repatriation of foreign earnings, 2005 full year earnings were $237.9 million or $1.22 per diluted share.  For the fourth quarter, the Company reported net earnings of $94.3 million, or $0.48 per diluted share, compared to $81.9 million or $0.44 per diluted share last year.  Excluding the tax on the repatriation, fourth quarter earnings were $120.1 million or $0.61 per diluted share.

For the year, worldwide net revenues were $3.1 billion, compared to $3.0 billion a year ago.  The 2005 results included $494.1 million in STAR WARS revenue.  For the fourth quarter, the Company reported worldwide net revenues of $1.1 billion, an increase of $12.7 million, which includes a $21.0 million negative impact of exchange rates, compared to the prior year.

“Hasbro performed well in 2005.  In a challenging environment we delivered solid revenue growth, strong earnings growth and operating cash flow was up significantly,” said Alfred J. Verrecchia, President and Chief Executive Officer.

“While I am pleased with our overall performance, in particular our STAR WARS product line, the Games segment performance was below our expectations and clearly there is opportunity for improvement this year,” Verrecchia concluded.

Revenues in the U.S. Toys segment were $1.1 billion for the year and $305.6 million for the quarter, compared to $952.9 million and $263.7 million in 2004, respectively.  The results reflect the tremendous success of Hasbro’s line of licensed STAR WARS products, as well as strength from a number of other Hasbro owned brands including LITTLEST PET SHOP, FURBY and NERF.  Core PLAYSKOOL performed well, although pre-school licenses, such as BOOHBAH and SHREK were down.  Full year operating profit was $80.0 million, compared to $7.2 million last year, primarily due to higher volume and improved product mix, as well as lower advertising and product development costs.

Revenues in the Games segment were $730.6 million for the year and $235.8 million for the quarter, compared to $796.0 million and $270.3 million in 2004, respectively.  The segment revenue decline can be attributed to lower trading card and board game volume.  Full year operating profit decreased to $69.5 million, compared with $137.6 million last year, reflecting lower overall segment volume – in particular high margin trading card games.  In addition, there were inventory obsolescence and customer allowance charges associated with some of the new plug and play initiatives.

International segment revenues were $1.2 billion for the year and $510.6 million for the quarter, an increase of 3.1% or $37.1 million for the year and 1.5% or $7.4 million for the fourth quarter.  The revenues include the negative impact of foreign exchange of approximately $0.7 million for the year and $21.2 million for the quarter.  Absent this impact, revenues increased 3.2% for the year to $1.2 billion and increased 5.7% for the quarter to $531.8 million.  The results also reflect strong performance from STAR WARS, and new product introductions such as FURBY and LITTLEST PET SHOP.  There were also a number of games that did well, including MONOPOLY HERE AND NOW and TRIVIAL PURSUIT.  Partially offsetting this was a $62.6 million decline in revenue from BEYBLADE, as well as declines in VIDEONOW and trading card games.  Full year operating profit increased to $148.1 million, compared with $140.8 million last year, due primarily to higher volume and lower advertising expenses.

“In addition to growing our top and bottom line in a difficult retail environment, we continued to strengthen the balance sheet and delivered $496.6 million in operating cash flow.  Going forward, we will continue to operate with the financial discipline that has served us well and created value for our shareholders,” said David Hargreaves, Chief Financial Officer.

The Company will web cast its fourth quarter earnings conference call at 9:00 a.m. Eastern Standard Time today. Investors and the media are invited to listen at http://www.hasbro.com (select "Corporate Info" from the home page, click on "Investor Information," and then click on the web cast microphone).

Investors and the media are also invited to listen to a conference call Hasbro will be web casting on Friday, February 10, 2006 at 8:00 a.m. Eastern Standard Time, at which time management will be discussing its strategy and new product line for 2006 and talking more about the recently announced organizational changes.

Hasbro is a worldwide leader in children's and family leisure time entertainment products and services, including the design, manufacture and marketing of games and toys ranging from traditional to high-tech.  Both internationally and in the U.S., its PLAYSKOOL, TONKA, MILTON BRADLEY, PARKER BROTHERS, TIGER, and WIZARDS OF THE COAST brands and products provide the highest quality and most recognizable play experiences in the world.

Certain statements contained in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements concerning the ability to achieve the Company’s financial goals and may be identified by the use of forward-looking words or phrases such as "anticipate," "believe," "could," "expect," "intend," "look forward," "may," "planned," "potential," "should," "will" and "would." Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to: the Company's ability to manufacture, source and ship new and continuing products on a timely basis and the acceptance of those products by customers and consumers at prices that will be sufficient to profitably recover development, manufacturing, marketing, royalty and other costs of products; economic and public health conditions in the various markets in which the Company and its customers and suppliers operate throughout the world, including factors which impact the retail market or consumer demand, the Company's ability to manufacture and deliver products, higher fuel and other commodity prices, higher transportation costs and potential transportation delays, currency fluctuations and government regulation; the concentration of the Company's customers; the inventory policies of retailers, including the concentration of the Company's revenues in the second half and fourth quarter of the year, together with increased reliance by retailers on quick response inventory management techniques, which increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight and compressed shipping schedules; work stoppages, slowdowns or strikes, which may impact the Company's ability to manufacture or deliver product; the bankruptcy or other lack of success of one of the Company's significant retailers which could negatively impact the Company's revenues or bad debt exposure; the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees in a competitive environment; market conditions, third party actions or approvals and the impact of competition that could delay or increase the cost of implementation of the Company's consolidation programs or alter the Company's actions and reduce actual results; the risk that anticipated benefits of acquisitions may not occur or be delayed or reduced in their realization; and other risks and uncertainties as may be detailed from time to time in the Company's public announcements and SEC filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

This presentation includes a non-GAAP financial measure as defined under rules of the Securities and Exchange Commission (“SEC”), specifically EBITDA. As required by SEC rules, we have provided reconciliation on the attached schedule of this measure to the most directly comparable GAAP measure. EBITDA (earnings before interest, taxes, depreciation and amortization) represents net earnings excluding, interest expense, income taxes, depreciation and amortization. Management believes that EBITDA is one of the appropriate measures for evaluating the operating performance of the Company because it reflects the resources available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet, and make strategic acquisitions. However, this measure should be considered in addition to, not as a substitute for, or superior to, net earnings or other measures of financial performance prepared in accordance with GAAP as more fully discussed in the Company's financial statements and filings with the SEC. As used herein, "GAAP" refers to accounting principles generally accepted in the United States of America. This presentation also discusses the Company’s International segment net revenues excluding the impact of exchange rates and the Company’s net earnings excluding the impact of the tax expense associated with the Company’s repatriation of foreign earnings under the American Jobs Creation Act of 2004.  Management believes that the presentation of International segment net revenues excluding the impact of exchange rates is helpful to an investor’s understanding of the segment’s underlying business performance absent currency fluctuations which are beyond the Company’s control.  Management believes that the presentation of net earnings excluding the tax expense associated with the repatriation of foreign earnings under the American Jobs Creation Act of 2004 provides a more accurate understanding of the Company’s financial performance as it eliminates a tax charge associated with a nonrecurring event.

# # #

(Tables Attached)

HASBRO, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS

(Thousands of Dollars)	Dec 25, 2005	Dec 26, 2004
ASSETS	-----------	-----------
Cash and Cash Equivalents	$ 942,268	$ 725,002
Accounts Receivable, Net	523,232	578,705
Inventories	179,398	194,780
Other Current Assets	185,297	219,735
	----------------	----------------
Total Current Assets	1,830,195	1,718,222
Property, Plant and Equipment, Net	164,045	206,934
Other Assets	1,306,903	1,315,504
	----------------	----------------
Total Assets	$3,301,143	$3,240,660
	=========	=========

LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term Borrowings	$ 14,676	$ 17,959
Current Portion of Long-term Debt	32,770	324,124
Payables and Accrued Liabilities	863,280	806,528
	----------------	---------------
Total Current Liabilities	910,726	1,148,611
Long-term Debt	495,619	302,698
Deferred Liabilities	171,322	149,627
	----------------	---------------
Total Liabilities	1,577,667	1,600,936
Total Shareholders' Equity	1,723,476	1,639,724
	----------------	---------------
Total Liabilities and Shareholders' Equity	$3,301,143	$3,240,660
	=========	=========

HASBRO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended		Year Ended

(Thousands of Dollars and Shares Except Per Share Data)	Dec. 25, 2005	Dec. 26, 2004	Dec. 25, 2005	Dec. 26, 2004
	-----------	-----------	-----------	-----------
Net Revenues	$1,072,243	$1,059,518	$3,087,627	$2,997,510
Cost of Sales	450,755	434,126	1,286,271	1,251,657
	--------------	--------------	--------------	--------------
Gross Profit	621,488	625,392	1,801,356	1,745,853
Amortization	22,183	22,681	102,035	70,562
Royalties	89,077	91,446	247,283	223,193
Research and Product Development	43,644	48,526	150,586	157,162
Advertising	128,362	143,772	366,371	387,523
Selling, Distribution and Administration	184,639	185,396	624,560	614,401
	--------------	---------------	--------------	--------------
Operating Profit	153,583	133,571	310,521	293,012
Interest Expense	7,341	7,210	30,537	31,698
Other (Income) Expense, Net	(8,880)	16,832	(30,929)	1,226
	--------------	---------------	--------------	--------------
Earnings Before Income Taxes	155,122	109,529	310,913	260,088
Income Taxes	60,851	27,610	98,838	64,111
	--------------	---------------	--------------	--------------
Net Earnings	$ 94,271	$ 81,919	$ 212,075	$ 195,977
	========	========	========	========

Per Common Share
Net Earnings
Basic	$ 0.53	$ 0.46	$ 1.19	$ 1.11
	========	========	========	========
Diluted	$ 0.48	$ 0.44	$ 1.09	$ 0.96
	========	========	========	========

Cash Dividends Declared	$ 0.09	$ 0.06	$ 0.36	$ 0.24
	========	========	========	========

Weighted Average Number of Shares
Basic	178,057	177,118	178,303	176,540
	========	========	========	========
Diluted	196,883	196,320	197,436	196,048
	========	========	========	========

HASBRO, INC.
Supplemental Financial Data
(Thousands of Dollars)

Major Segment Results	Quarter Ended			Year Ended

	Dec. 25, 2005	Dec. 26, 2004	% Change	Dec. 25, 2005	Dec. 26, 2004	% Change
	-----------	-----------	-----------	-----------	-----------	-----------
U.S. Toys
External Revenues	$ 305,615	$ 263,669	15.9%	$1,074,540	$ 952,923	12.8%
Operating Profit (Loss)	23,464	(7,707)	404.5%	79,991	7,185	1013.3%

Games
External Revenues	270,331	270,331	(12.8)%	730,635	796,032	(8.2)%
Operating Profit	42,915	42,915	(78.2)%	69,477	137,628	(49.5)%

International
External Revenues	510,582	503,150	1.5%	1,231,761	1,194,630	3.1%
Operating Profit	107,311	99,294	8.1%	148,135	140,784	5.2%

Reconciliation of EBITDA

Net Earnings	$ 94,271	$ 81,919	$ 212,075	$ 195,977
Interest Expense	7,341	7,210	30,537	31,698
Income Taxes	60,851	27,610	98,838	64,111
Depreciation	20,572	20,480	78,097	75,618
Amortization	22,183	22,681	102,035	70,562
	------------	------------	------------	------------
EBITDA	$205,218	$159,900	$521,582	$437,966
	=======	=======	=======	=======

HASBRO, INC.
Supplemental Financial Data
(Thousands of Dollars and Shares, except Per Share Data)

Earnings Per Share	2005		2004

	Basic	Diluted	Basic	Diluted
Quarter	-----------	-----------	-----------	-----------
----------
Net earnings	$ 94,271	$ 94,271	$ 81,919	$ 81,919
Effect of dilutive securities:
Change in fair value of liabilities
potentially settleable in common stock	-	(750)	-	2,660
Interest expense on contingent convertible
debentures due 2021	-	1,066	-	1,066
	--------------	--------------	--------------	--------------
	$ 94,271	$ 94,587	$ 81,919	$ 85,645
	========	========	========	========

Average shares outstanding	178,057	178,057	177,118	177,118
Effect of dilutive securities:
Liabilities potentially settleable in
common stock	-	5,396	-	5,871
Contingent convertible debentures due 2021	-	11,574	-	11,574
Options and warrants	-	1,856	-	1,757
	--------------	--------------	--------------	--------------
Equivalent shares	178,057	196,883	177,118	196,320
	========	========	========	========

Net earnings per share	$ 0.53	$ 0.48	$ 0.46	$ 0.44
	========	========	========	========

Full Year
-----------
Net earnings	$ 212,075	$ 212,075	$ 195,977	$ 195,977
Effect of dilutive securities:
Change in fair value of liabilities
potentially settleable in common stock	-	(2,080)	-	(12,710)
Interest expense on contingent convertible
debentures due 2021	-	4,263	-	4,263
	--------------	--------------	--------------	--------------
	$ 212,075	$ 214,258	$ 195,977	$ 187,530
	========	========	========	========

Average shares outstanding	178,303	178,303	176,540	176,540
Effect of dilutive securities:
Liabilities potentially settleable in
common stock	-	5,339	-	5,629
Contingent convertible debentures due 2021	-	11,574	-	11,574
Options and warrants	-	2,220	-	2,305
	--------------	--------------	--------------	--------------
Equivalent shares	178,303	197,436	176,540	196,048
	========	========	========	========

Net earnings per share	$ 1.19	$ 1.09	$ 1.11	$ 0.96
	========	========	========	========